EXHIBIT 21.1

OMNIA WELLNESS INC.

SUBSIDIARIES OF REGISTRANT

SUBSIDIARY NAME	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Omnia Wellness Corporation	Texas
Solajet Financing Company LLC	Colorado
Omnia Wellness Inc.	Colorado